Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
October 22, 2019

Farmers and Merchants Bancshares, Inc.	Contact:	Mr. James R. Bosley, Jr.
4510 Lower Beckleysville Rd, Suite H		President
Hampstead, Maryland 21074		(410) 374-1510, ext.104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $1.19 PER SHARE FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2019

HAMPSTEAD, MARYLAND (October 22, 2019) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the nine months ended September 30, 2019 was $3,500,018, or $1.19 per common share, compared to $3,575,871, or $1.22 per common share, for the same period in 2018. The Company’s return on average equity during the nine months ended September 30, 2019 was 9.84% compared to 11.02% for the same period in 2018. The Company’s return on average assets during the nine months ended September 30, 2019 was 1.09% compared to 1.16% for the same period in 2018.

On September 16, 2019, the Board of Directors of the Company declared a 75% stock dividend payable on October 31, 2019. All per share information has been adjusted to give effect to that stock dividend.

Net interest income for the nine months ended September 30, 2019 was $164,404 lower than for the same period in 2018 due to a decline in the taxable equivalent net yield on interest earning assets to 3.69% in the 2019 period from 3.88% in the 2018 period, offset by a $14.7 increase in interest earning assets to $409.8 million for the nine months ended September 30, 2019 as compared to $395.1 million for the same period in 2018. Despite the recent Federal Reserve rate cuts, the net yield continues to decline as our cost of deposits and borrowings have increased 36 basis points to 1.14% for the nine months ended September 30, 2019 from 0.78% for the same period in 2018 while the yield on loans and investments has increased only 10 basis points to 4.58% for the nine months ended September 30, 2019 from 4.48% for the same in 2018.

Noninterest income increased by $204,565 in the nine months ended September 30, 2019 when compared to the same period in 2018 primarily as a result of a $75,710 increase in gains on the sale of SBA loans and a $200,567 increase in bank owned life insurance income due to proceeds received from a policy, offset by a $154,800 write-down of other real estate owned (“OREO”) that was required by law due to the length of time that the OREO has been held. Noninterest expense was $192,180 higher in the nine months ended September 30, 2019 when compared to the same period in 2018 due primarily to usual salary increases of $101,027, an increase in occupancy costs of $59,118, and an increase in other expenses of $57,769. Income taxes declined by $51,166 during the nine months ended September 30, 2019 when compared to the same period in 2018 due to lower income before taxes and a higher percentage of tax exempt revenue.

Net income for the three months ended September 30, 2019 was $1,177,910, or $0.40 per common share, compared to $1,308,688, or $0.45 per common share, for the same period in 2018. The decrease of $130,778 was due to a decrease in net interest income after provision for loan losses of $185,571 and an increase in noninterest expenses of $85,868, offset by an increase in other income of $120,547 and a decrease in income taxes of $20,114.

Total assets increased to $435 million at September 30, 2019 from $417 million at December 31, 2018. Loans decreased to $337 million at September 30, 2019 from $341 million at December 31, 2018. Investment in debt securities increased to $60 million at September 30, 2019 from $45 million at December 31, 2018. Deposits increased to $372 million at September 30, 2019 from $355 million at December 31, 2018. The book value of the common stock of Farmers and Merchants Bancshares, Inc. was $16.56 per share at September 30, 2019, compared to $15.41 per share at December 31, 2018.

James R. Bosley, Jr., President and CEO, commented “As we celebrate the 100 year anniversary of the Bank on October 24th, we would like to thank those who made it possible: our customers, shareholders, employees, and directors. Our 2019 earnings continue to be strong and are just slightly behind 2018’s all-time record pace despite the downward pressure on our net interest margin. We are hopeful that the recent and projected Federal Reserve rate cuts will improve our net yield in the near future.”

About the Company

Farmers and Merchants Bancshares, Inc. is a financial holding company and the parent of Farmers and Merchants Bank. The Bank was chartered in Maryland in 1919, and is currently celebrating 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30 and Route 795 corridors from Owings Mills, Maryland to the Pennsylvania State line. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, and Westminster. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
	2019	2018
	(Unaudited)
Assets

Cash and due from banks	$16,281,158	$11,480,608
Federal funds sold and other interest-bearing deposits	3,313,899	3,137,629
Cash and cash equivalents	19,595,057	14,618,237
Certificate of deposit in other bank	100,000	100,000
Securities available for sale	40,101,155	26,591,991
Securities held to maturity	19,509,907	18,127,067
Equity security at fair value	531,714	503,827
Federal Home Loan Bank stock, at cost	503,700	575,800
Mortgage loans held for sale	1,538,574	573,638
Loans, less allowance for loan losses of $2,546,115 and 2,509,334	336,748,866	340,900,635
Premises and equipment	4,913,640	5,075,310
Accrued interest receivable	978,300	990,529
Deferred income taxes	950,207	1,179,454
Other real estate owned	-	210,150
Bank owned life insurance	7,102,589	7,053,354
Other assets	1,931,803	657,885
	$434,505,512	$417,157,877

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$58,298,592	$62,717,520
Interest-bearing	313,897,923	291,995,483
Total deposits	372,196,515	354,713,003
Securities sold under repurchase agreements	7,583,212	11,012,000
Federal Home Loan Bank of Atlanta advances	1,000,000	3,000,000
Accrued interest payable	348,862	311,489
Other liabilities	4,382,403	2,726,678
	385,510,992	371,763,170
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 2,959,411 shares in 2019 and 1,682,997 shares in 2018	29,594	16,830
Additional paid-in capital	27,561,138	27,324,794
Retained earnings	21,276,793	18,621,382
Accumulated other comprehensive income	126,995	(568,299)
	48,994,520	45,394,707
	$434,505,512	$417,157,877

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,		Nine Month Ended September 30,
	2019	2018	2019	2018

Interest income
Loans, including fees	$4,250,071	$4,189,626	$12,582,392	$12,171,765
Investment securities - taxable	234,274	145,791	631,382	450,649
Investment securities - tax exempt	150,141	142,493	431,354	428,055
Federal funds sold and other interest earning assets	84,526	47,280	280,876	117,973
Total interest income	4,719,012	4,525,190	13,926,004	13,168,442

Interest expense
Deposits	916,452	604,697	2,577,229	1,543,023
Securities sold under repurchase agreements	29,190	42,841	82,912	112,242
Federal Home Loan Bank advances and other borrowings	10,769	16,480	42,517	125,427
Total interest expense	956,411	664,018	2,702,658	1,780,692
Net interest income	3,762,601	3,861,172	11,223,346	11,387,750

Provision for loan losses	(13,000)	(100,000)	-	25,000

Net interest income after provision for loan losses	3,775,601	3,961,172	11,223,346	11,362,750

Noninterest income
Service charges on deposit accounts	176,577	160,665	494,752	496,393
Mortgage banking income	144,268	105,144	249,867	219,805
Bank owned life insurance income	39,443	40,880	321,841	121,274
Unrealized gain (loss) on equity security	3,966	(3,869)	18,721	(15,348)
Write down of other real estate owned	-	(55,350)	(210,150)	(55,350)
Gain on sale of SBA loans	-	3,317	139,535	63,825
Other fees and commissions	28,714	21,634	94,031	73,433
Total noninterest income	392,968	272,421	1,108,597	904,032

Noninterest expense
Salaries	1,358,208	1,344,759	3,993,998	3,892,971
Employee benefits	312,119	328,258	1,008,228	1,018,280
Occupancy	189,603	168,759	594,566	535,448
Furniture and equipment	149,191	148,945	460,271	475,953
Other	673,814	606,346	1,990,354	1,932,585
Total noninterest expense	2,682,935	2,597,067	8,047,417	7,855,237

Income before income taxes	1,485,634	1,636,526	4,284,526	4,411,545
Income taxes	307,724	327,838	784,508	835,674
Net income	$1,177,910	$1,308,688	$3,500,018	$3,575,871

Earnings per share - basic and diluted	$0.40	$0.45	$1.19	$1.22